Exhibit 10.4

Sales Contract

Contract No.:
Date:

Seller: SHENZHEN RITAR POWER CO., LTD
Address: No.9 Bldg., Fuqiao 2 Industrial Area, Fuyong, Bao’an District, Shenzhen, 51803, China
Tel:86 755 8347 5680 Fax:86 755 8347 5180
E-mail: sales@ritarpower.com

Buyer: Address:
Tel:	Fax:
E-mail:

The undersigned Seller and Buyer have agreed to close the following transactions according to the terms and conditions set forth as below:

1.	Specification, Quantity, Quality and Price:

Description	Specification	QUANTITY	UNIT PRICE	AMOUNT
		(PCS)	(USD)	(USD)
RITAR Sealed Lead Acid Battery and Charger

TOTAL
Total Amount

2.	Price and Terms of Delivery: FOB SHENZHEN CHINA

The terms FOB, CFR, or CIF etc. shall be subject to the International Rules for the Interpretation of Trade Terms (INCOTERMS 2000) provided by International Chamber of Commerce (ICC) unless otherwise stipulated herein.)

3.	More or Less: _ _%.

4.	Time of Shipment:by partial shipment

5.	Terms of Payment: 30% T/T in advance, 70% T/T based on B/L copy

6.	Packing: by carton and wooden pallet

7.	Insurance: Covering transportation Risks for __ % of Invoice Value to be effected by the Buyer .

8.
Quality/Quantity discrepancy: In case of quality discrepancy, claim should be filed by the Buyer within 30 days after the arrival of the goods at port of destination, while for quantity discrepancy, claim should be filed by the Buyer within 15 days after the arrival of the goods at port of destination. It is understood that the Seller shall not be liable for any discrepancy of the goods shipped due to causes for which the Insurance Company, Shipping Company, other Transportation Organization /or Post Office are liable).

9.	Contract Modify: Seller could increase adequately the unit price according to international Plumbum Price Up, and increasing Notice come into effect from arrival Buyer.

10.
The Seller shall not be held responsible for failure or delay in delivery of the entire lot or a portion of the goods under this Sales Contract in consequence of any Force Majeure incidents which might occur. Force Majeure as referred to in this contract means unforeseeable, unavoidable and insurmountable objective conditions.

11.
Arbitration: Any dispute arising from or in connection with the Sales Contract shall be settled through friendly negotiation. In case no settlement can be reached, the dispute shall then be submitted to China International Economic and Trade Arbitration Commission (CIETAC), Shenzhen Commission for arbitration in accordance with its rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties).

12.
Notices:All notice shall be written in three days and served to both parties by fax/e-mail /courier according to the above addresses. If any changes of the addresses occur and contract clause, one party shall inform the other party of the change of address within three days after the change.

13.
This Contract is executed in two counterparts each in Chinese and English, each of which shall be deemed equally authentic. This Contract is in __2___ copies effective since being signed/sealed by both parties. Fax Copy is effective as original.

Seller Signature or Stamp:	Buyer Signature or Stamp:

Shenzhen Ritar Power Co., Ltd.